Exhibit 23.2
CONSENT OF INDEPENDENT AUDITOR
We consent to the incorporation by reference in the Registration Statement on Form S-8 of Benson Hill, Inc. of our report dated December 22, 2021, on the October 31, 2020 and 2019 financial statements of ZFS Creston, LLC, which is included in Benson Hill, Inc.’s Form 8-K/A filed on March 16, 2022.

/s/ Crowe LLP
Indianapolis, Indiana
March 28, 2022